Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER

AND FISCAL 2014 FINANCIAL RESULTS

MOUNT AIRY, N.C., October 16, 2014 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its fourth quarter and fiscal year ended September 27, 2014.

Fourth Quarter 2014 Results

Net earnings for the fourth quarter of fiscal 2014 increased to $4.6 million, or $0.24 per diluted share from $2.3 million, or $0.13 per share in the same period a year ago. The fourth quarter results for fiscal 2014 include $1.2 million of restructuring charges and $0.6 million of acquisition costs, both associated with the transaction that was completed during the quarter, and a $1.4 million net gain from insurance proceeds related to the January 2014 fire at the Gallatin, Tennessee facility. In the aggregate, these items reduced pre-tax earnings by $0.5 million and net earnings per share by $0.02.

Net sales increased 19.3% to a record high $117.1 million from $98.2 million in the same period a year ago. Shipments increased 15.0% from the prior year quarter, also to a new record high, and average selling prices increased 3.7%. On a sequential basis, shipments increased 1.4% from the third quarter of fiscal 2014 and average selling prices increased 2.0%.

Insteel’s fourth-quarter results were favorably impacted by higher spreads between selling prices and raw material costs and the increase in shipments relative to the prior year quarter. Capacity utilization for the quarter was 57% compared with 50% in the prior year quarter and 58% in the third quarter of fiscal 2014.

Operating activities provided $7.1 million of cash compared with $4.3 million in the same period a year ago primarily due to the increase in earnings and the relative changes in net working capital. Net working capital provided $0.2 million of cash while using $2.2 million in the prior year quarter. Capital expenditures were $3.2 million, including $3.0 million of outlays related to the replacement of property and equipment damaged in the Gallatin fire for which Insteel expects to be reimbursed under its insurance coverage.

Fiscal 2014 Results

Net earnings for fiscal 2014 increased to $16.6 million, or $0.89 per diluted share from $11.7 million, or $0.64 per diluted share in the prior year. The fiscal 2014 results include $1.2 million of restructuring charges and $0.6 million of acquisition costs, both associated with the transaction that was completed during the year, and a $1.8 million net gain from insurance proceeds related to the Gallatin fire. In the aggregate, these items did not materially impact pre-tax earnings or net earnings per share for the year.

Net sales increased 12.4% to a record high $409.0 million from $363.9 million in the prior year. Shipments increased 12.8% from the prior year while average selling prices decreased 0.3%.

Operating activities provided $29.2 million of cash compared with $36.8 million in the prior year

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primarily due to the relative changes in net working capital partially offset by the increase in earnings. Net working capital provided $2.4 million of cash compared with $9.7 million in the prior year. Capital expenditures were $9.0 million, including $4.8 million of outlays related to the replacement of property and equipment damaged in the Gallatin fire for which Insteel expects to be reimbursed under its insurance coverage. Capital expenditures for fiscal 2015 are expected to range from $11.0 to $13.0 million, excluding the outlays related to the Gallatin fire.

Balance Sheet

Insteel ended the quarter and year debt-free with $3.1 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

ASW Acquisition

As previously announced, on August 15, 2014, Insteel, through its wholly-owned subsidiary, Insteel Wire Products Company, acquired substantially all of the assets associated with the prestressed concrete strand (“PC strand”) business of American Spring Wire Corporation (“ASW”) for an adjusted purchase price of $33.9 million, subject to certain additional post-closing adjustments. ASW was previously the second largest producer of PC strand in the U.S. behind Insteel. For the twelve months ended June 30, 2014, ASW’s sales of PC strand were $67.8 million.

Under the terms of the purchase agreement, Insteel acquired, among other assets, the accounts receivable and inventories related to ASW’s PC strand business, production equipment at its facility in Houston, Texas and its production facility in Newnan, Georgia. Insteel will lease the Houston facility from ASW. The transaction was funded from cash on hand and borrowings on Insteel’s $100.0 million revolving credit facility, which were subsequently repaid.

During the quarter, Insteel recorded $1.2 million of restructuring charges related to the ASW acquisition for employee separation costs associated with staffing reductions and $0.6 million of acquisition costs for legal, accounting and other professional fees.

“We are pleased with the substantial progress that was made in executing our integration plan during the quarter,” said H.O. Woltz III, Insteel’s president and CEO. “Both ASW facilities have transitioned to Insteel’s information systems and the same operating metrics and procedures as our existing PC strand plants. We are evaluating the optimal operating configuration for our newly combined facilities, which will be significantly influenced by the prospects for a continued recovery in our construction end-markets.”

Outlook

“As we move into fiscal 2015, the most recent macro indicators and forecasts for our primary demand driver, private nonresidential construction, point to continued improvement over the course of the year,” commented Woltz. “We expect that our financial results will also be favorably impacted by the full-year contribution of the ASW acquisition and higher operating levels at our facilities driven by the strengthening market environment.”

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Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 28, 2013. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit

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manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; the adverse impact of the fire at Insteel’s Gallatin, Tennessee PC strand manufacturing facility, including operational interruptions, higher than anticipated repair costs, reduced production levels and lower than anticipated insurance reimbursements; potential difficulties that may be encountered in integrating the ASW acquisition into Insteel’s existing business and realizing the anticipated synergies; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 28, 2013 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013

Net sales	$117,097	$98,190	$408,978	$363,896
Cost of sales	103,248	89,511	360,205	324,663
Gross profit	13,849	8,679	48,773	39,233
Selling, general and administrative expense	6,463	5,222	23,371	20,682
Restructuring charges	1,247	-	1,247	-
Acquisition costs	612	-	612	-
Other expense (income), net	(1,254)	3	(1,907)	333
Interest expense	83	53	252	235
Interest income	-	(1)	(10)	(14)
Earnings before income taxes	6,698	3,402	25,208	17,997
Income taxes	2,123	1,057	8,567	6,262
Net earnings	$4,575	$2,345	$16,641	$11,735

Net earnings per share:
Basic	$0.25	$0.13	$0.91	$0.65
Diluted	0.24	0.13	0.89	0.64

Weighted average shares outstanding:
Basic	18,337	18,157	18,257	17,948
Diluted	18,755	18,541	18,665	18,353

Cash dividends declared per share	$0.03	$0.03	$0.12	$0.37

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Audited)
	September 27,	June 28,	September 28,
	2014	2014	2013
Assets
Current assets:
Cash and cash equivalents	$3,050	$31,449	$15,440
Accounts receivable, net	51,211	46,645	41,110
Inventories, net	81,899	79,167	58,793
Other current assets	6,433	5,682	5,863
Total current assets	142,593	162,943	121,206
Property, plant and equipment, net	90,386	80,745	83,053
Other assets	23,816	8,351	8,390
Total assets	$256,795	$252,039	$212,649

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$52,811	$55,276	$30,561
Accrued expenses	10,375	9,046	6,854
Total current liabilities	63,186	64,322	37,415
Other liabilities	14,726	14,378	14,178
Shareholders' equity:
Common stock	18,377	18,280	18,185
Additional paid-in capital	58,867	57,216	55,452
Retained earnings	103,429	99,405	88,981
Accumulated other comprehensive loss	(1,790)	(1,562)	(1,562)
Total shareholders' equity	178,883	173,339	161,056
Total liabilities and shareholders' equity	$256,795	$252,039	$212,649

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Cash Flows From Operating Activities:
Net earnings	$4,575	$2,345	$16,641	$11,735
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,793	2,570	10,274	9,833
Amortization of capitalized financing costs	25	25	102	102
Stock-based compensation expense	884	707	2,661	2,161
Deferred income taxes	154	705	41	3,881
Excess tax benefits from stock-based compensation	(353)	(215)	(575)	(660)
Loss (gain) on sale of property, plant and equipment	(1,204)	2	(1,629)	348
Gain from life insurance proceeds	-	-	-	(45)
Increase in cash surrender value of life insurance policies over premiums paid	(44)	(262)	(512)	(555)
Net changes in assets and liabilities:
Accounts receivable, net	3,451	(3,723)	(2,084)	1,028
Inventories	3,560	9,759	(16,814)	6,981
Accounts payable and accrued expenses	(6,789)	(8,197)	21,333	1,645
Other changes	47	547	(206)	374
Total adjustments	2,524	1,918	12,591	25,093
Net cash provided by operating activities	7,099	4,263	29,232	36,828

Cash Flows From Investing Activities:
Acquisition of business	(33,943)	-	(33,943)	-
Capital expenditures	(3,154)	(150)	(8,955)	(5,030)
Proceeds from fire loss insurance	1,352	-	2,732	-
Increase in cash surrender value of life insurance policies	(111)	(10)	(415)	(64)
Acquisition of intangible asset	-	-	-	(1,887)
Proceeds from life insurance claims	-	-	-	577
Proceeds from surrender of life insurance policies	45	-	205	3
Proceeds from sale of property, plant and equipment	-	7	1	107
Net cash used for investing activities	(35,811)	(153)	(40,375)	(6,294)

Cash Flows From Financing Activities:
Proceeds from long-term debt	18,884	101	19,215	4,602
Principal payments on long-term debt	(18,884)	(101)	(19,215)	(16,077)
Cash dividends paid	(551)	(546)	(2,193)	(6,599)
Cash received from exercise of stock options	764	45	1,129	3,425
Excess tax benefits from stock-based compensation	353	215	575	660
Payment of employee tax withholdings related to net share transactions	(253)	(438)	(758)	(705)
Other	-	(30)	-	(410)
Net cash provided by (used for) financing activities	313	(754)	(1,247)	(15,104)

Net increase (decrease) in cash and cash equivalents	(28,399)	3,356	(12,390)	15,430
Cash and cash equivalents at beginning of period	31,449	12,084	15,440	10
Cash and cash equivalents at end of period	$3,050	$15,440	$3,050	$15,440

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$28	$-	$30	$20
Income taxes, net	3,425	1,244	7,889	2,667
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	680	432	680	432
Restricted stock units and stock options surrendered for withholding taxes payable	253	438	758	705
Post-closing purchase price adjustment for business acquired	45	-	45	-

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